UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SONIM TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

AJP HOLDING COMPANY, LLC

ORBIC NORTH AMERICA, LLC

JEFFREY WANG

PARVEEN NARULA

ASHIMA NARULA

DOUGLAS B. BENEDICT

JOSEPH M. GLYNN

GREGORY MARK JOHNSON

SUREN SINGH

MICHAEL WALLACE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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AJP Holding Company, LCC (“AJP”) and Orbic North America, LLC (“Orbic”), issued the following press release.

P R E S S  R E L E A S E

GLASS LEWIS & CO. RECOMMENDS STOCKHOLDERS SUPPORT AJP/ORBIC’S CAMPAIGN FOR REAL AND IMMEDIATE BOARD CHANGE AT SONIM TECHOLOGIES

Hauppauge, New York--(Newsfile Corp. - July 14, 2025) - Orbic North America, LLC (“Orbic”), an international leader in mobile technology innovation, today announced that leading, independent proxy advisory firm Glass Lewis & Co. (“Glass Lewis”) has recommended that stockholders of Sonim Technologies, Inc. (“Sonim”) support immediate and meaningful boardroom change by voting “FOR” the election of three director candidates (Joseph M. Glynn, Surendra Singh and Michael Wallace) proposed by AJP Holding Company, LLC (“AJP”) and Orbic on the BLUE proxy card. Glass Lewis is a highly respected corporate governance, research and proxy voting advisory firm that regularly analyzes and publishes recommendations on stockholder voting.

In response to the Glass Lewis recommendation, Orbic stated:

“Glass Lewis report highlights the compelling position that AJP and Orbic have made through this campaign for change at Somin – that the current Board must be held accountable for it’s track record of prolonged value destruction, poor capital management, misaligned compensation practices and entrenchment activities. Glass Lewis also noted the lack of transparency displayed by Sonim throughout its strategic evaluation process and highlighted that stockholders should be cautious when evaluating the true merits of Sonim’s proposed asset sale to Social Mobile and contemplated reverse merger transaction. Further, Glass Lewis noted the demonstratable strengths of the three recommended AJP/Orbic nominees, including Messrs. Glynn and Wallace’s deep industry expertise and Mr. Singh’s knowledge and experience in software, artificial intelligence and cloud infrastructure. AJP and Orbic believe now more than ever that decisive, immediate change is necessary at Sonim and that the best way to achieve this is by supporting all five of AJP/Orbic’s highly qualified nominees.

The outcome of the 2025 Annual Meeting will determine whether stockholders will continue to be subject to an underperforming, entrenched and self-interested board of directors and management team or will have a new group of professional leaders that will breathe life into Sonim. AJP and Orbic are seeking your support to reconstitute the Board of Sonim with independent, experienced directors who will prioritize stockholder value over self-preservation. This is your chance to take back control and install a Board that works FOR YOU, NOT AGAINST YOU!”

AJP and Orbic need your help to unseat Sonim’s incumbent board of directors by electing the AJP/ORBIC NOMINEES. IF YOU HAVE ALREADY VOTED THE WHITE CARD, IT IS NOT TOO LATE TO CHANGE YOUR VOTE! VOTE YOUR SHARES ON THE BLUE PROXY CARD IN FAVOR OF THE AJP/ORBIC NOMINEES.

YOUR VOTE IS IMPORTANT NO MATTER HOW FEW SHARES OF SONIM STOCK YOU OWN. THE AJP/ORBIC PARTIES URGE YOU TO SIGN, DATE AND RETURN THE BLUE UNIVERSAL PROXY CARD OR BLUE VOTING INSTRUCTION FORM TODAY TO VOTE “FOR” EACH OF DOUGLAS B. BENEDICT, JOSEPH M. GLYNN, GREGORY M. JOHNSON, SURENDRA SINGH AND MICHAEL WALLACE TO BE ELECTED TO THE SONIM BOARD OF DIRECTORS, “WITHHOLD” ON THE ELECTION OF THE OPPOSED SONIM NOMINEES AND “AGAINST” THE COMPANY’S EQUITY INCENTVE PLAN PROPOSAL AND “AGAINST” THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION PROPOSAL.

If you have any questions or need any assistance in voting your shares on the BLUE card, please contact our proxy solicitor, Alliance Advisors.

Alliance Advisors LLC

150 Clove Rd., #400

Little Falls Township, NJ 07424

Stockholders Call Toll Free: (833) 218-3964

E-mail: orbic@allianceadvisors.com

Voting closes July 17, 2025 at 11:59PM Eastern Time

About Orbic

Orbic, a U.S.-headquartered technology company based in New York, reimagines the connected experience by thinking outside of the mainstream. Using best-in-class technology, Orbic provides meaningful features to customers seeking something unique and accessible to all, without exclusion. As a leader in developing and manufacturing innovative mobile solutions for smart, value-tech consumers, Orbic offers a full portfolio of connected solutions from smartphones and tablets to mobile hotspots and connected laptops. Orbic’s extensive global ecosystem of partners, suppliers, and carriers ensures that their products deliver exceptional value and performance, making high-quality technology accessible to a wider audience. For more information, visit www.orbic.us.

Important Information and Where to Find It

The AJP/Orbic Parties have filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of BLUE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

Stockholders are strongly encouraged to read the Company’s definitive proxy statement (including any amendments or supplements thereto) and any other documents filed or to be filed with the SEC carefully and in their entirety when they become available because they contain or will contain important information.

You may obtain a free copy of the AJP/Orbic Parties’ proxy statement and any additional soliciting materials that they file with the SEC at the SEC’s website at www.sec.gov, or by contacting Alliance Advisors at the address and phone number indicated above.

Participants in Solicitation

AJP Holding Company, LLC, Orbic North America, LLC, Jeffrey Wang, Parveen Narula, Ashima Narula and their director nominees –Douglas Benedict, Joseph Glynn, Gregory Johnson, Suren Singh, and Michael Wallace – under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim’s stockholders in connection with the election of directors at Sonim’s 2025 Annual Meeting to Sonim’s stockholders.

Stockholders may obtain more detailed information regarding AJP/Orbic’s director nominees, under the captions “Questions and Answers Relating to this Proxy Solicitation” and Certain Information Regarding the Participants” of the AJP/Orbic Parties’ definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 24, 2025.

Investor Contact:

Adam Riches

Alliance Advisors

Orbic@allianceadvisors.com